Exhibit 23.1

[LETTERHEAD]

January 25, 2021

UNITED AIRLINES, INC.

233 South Wacker Drive

Chicago, IL 60606

Re:	Preliminary Prospectus Supplement, dated January 25, 2021, to the Prospectus dated November 17, 2020, included in Registration Statement No. 333-250153 of United Airlines, Inc. and United Airlines Holdings, Inc.

Ladies and Gentlemen:

We consent to the use of the reports, each dated as of October 1, 2020, prepared by us with respect to (i) the spare engines and (ii) the aircraft, respectively, referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such reports in the text under the headings “Prospectus Supplement Summary—Summary of Appraisals”, “Prospectus Supplement Summary—Loan to Collateral Value Ratios”, “Risk Factors—Risk Factors Relating to the Class B Certificates and the Offering—The Appraisals are only estimates of Collateral value”, “Description of the Collateral and the Appraisals—The Appraisals” and “Appendix III—Loan to Collateral Value Ratios by Collateral Group” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Prospectus Supplement Summary—Summary of Appraisals”, “Prospectus Supplement Summary—Loan to Collateral Value Ratios”, “Description of the Collateral and the Appraisals—The Appraisals”, “Experts” and “Appendix III—Loan to Collateral Value Ratios by Collateral Group” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

BK ASSOCIATES, INC.

/s/ Pooja Gardemal

Name:	Pooja Gardemal, CPA/ABV
Title:	Managing Director